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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

  The subsidiaries of the Registrant are Leasing Solutions Receivable, Inc. ("LSRI"), Leasing Solutions Receivables, Inc. II ("LSRI II"), Leasing Solutions Receivables, Inc. III ("LSRI III"), Leasing Solutions Receivables, Inc. IV ("LSRI IV"), Leasing Solutions International, Ltd. ("LSIL"), and Leasing Solutions (Canada) Inc. LSRI, LSRI II, and LSRI III are wholly-owned subsidiaries incorporated in California and do business under their corporate names. LSIL is incorporated in the United Kingdom and does business under its corporate name. Leasing Solutions (Canada) Inc. is incorporated in Canada and does business under its corporate name.